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                                                                     EXHIBIT 3.1



                                    CORRECTED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  TELERGY, INC.

            UNDER SECTION 102 OF THE DELAWARE GENERAL CORPORATION LAW

         1. Name. The name of the corporation is Telergy, Inc. (the "Corporation").

         2. Registered Office and Agent. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. Purpose. The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is thirteen million (13,000,000) shares consisting of:

                  (i) ten million shares of Common Stock, par value $0.0001 per share, of which 9,999,900 shall be Class A Common Stock, par value $0.0001 per share, and 100 shall be Class C Common Stock, par value $0.0001 per share, and
(ii) three million shares of Preferred Stock, par value $0.0001 per share. The relative rights, preferences and limitations of the shares of each class are as follows:

                  Terms of Common Stock. The Class A Common Stock and the Class C Common Stock shall be of equal rank and shall entitle the holders thereof to the same rights and privileges, except as hereinafter expressly provided.

                  Subject to the rights of the holders of any series of Preferred Stock, the holders of the Class A Common Stock and the Class C Common Stock shall be entitled to dividends, when, as and if declared by the Board of Directors of the Corporation, payable at such time or times as the Board of Directors may determine and any dividend declared by the Board of Directors shall be declared and paid upon the outstanding shares of Class A Common Stock and Class C Common Stock in equal amounts per share and without preference or priority of one class of stock over the other.

                  Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether
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voluntary or involuntary, all assets and funds of the Corporation available for distribution to its shareholders shall be distributed and paid over to the holders of the Class A Common Stock and the Class C Common Stock in equal amounts per share and without preference or priority of one class of stock over the other.

                  The holders of the Class A Common Stock shall be entitled to one (1) vote per share, and the holders of Class C Common Stock shall be entitled to ninety thousand (90,000) votes per share, both classes voting as one class on all matters to be voted on by shareholders, including the election of directors, except as otherwise expressly provided by law.

                  If at any time the Corporation shall pay a stock dividend or distribution on its Class A Common Stock, or split, subdivide, or combine the outstanding shares of its Class A Common Stock, the number of votes which a share of Class C Common Stock shall entitle the holder thereof to exercise shall be proportionately adjusted as of the date after the record date for such dividend, distribution, split, subdivision or combination so as to maintain the relative voting power of the Class C Common Stock which existed prior to the occurrence of such event. In no event shall the Corporation be permitted to pay dividends or distributions on its Class A Common Stock in shares of Class C Common Stock.

                  Terms of Preferred Stock: The Preferred Stock may be issued from time to time in one or more series for any proper corporate purpose without further action by the shareholders. The designation, number, preferences and other rights and limitations or restrictions of the Preferred Stock of each series (other than such as are stated and expressed herein) shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the initial issue of Preferred Stock of such series. Such resolution or resolutions shall (i) fix the designation of such series, (ii) fix the number of shares of stock which shall constitute the initial issue of such series, (iii) fix the dividend rights of holders of stock of such series, including the dividend rate or rates thereon, the time or times at which such dividends shall be paid or payable, whether such dividends shall be cumulative, and if so, on what terms, (iv) fix the terms on which stock of such series may be redeemed, including amounts payable upon redemption if the shares of such series are to be redeemable, (v) fix the rights of the holders of stock of such series upon dissolution, liquidation and distribution of assets or winding up of the affairs of the Corporation, (vi) fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of stock of such series, (vii) fix the terms upon which the stock of such series may be converted into or exchanged for stock of any other class or classes or of any one or more series of Preferred Stock, if the shares of such series are to be convertible or exchangeable, (viii) fix the voting rights, if any, of the stock of such series, and (ix) fix such other powers, preferences and relative, participating, optional or other special rights of such series, and the qualifications, limitations or restrictions of such preferences and/or rights desired to be so fixed.

                  Except to the extent expressly provided by the terms of a particular series of Preferred Stock or as expressly required by law, holders of shares of Preferred Stock of any series shall not be entitled to vote such shares with respect to any matter which is put to a vote of
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the shareholders, and in any event shall not be entitled to more than one vote per share.

                  All shares of any one series of Preferred Stock shall be identical with each other in all respects except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accumulate, and all series of Preferred Stock shall rank equally and be identical in all respects except as specified in the respective resolutions of the Board of Directors providing for the initial issue thereof. Subject to the prior and superior rights of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the initial issue of a particular series of Preferred Stock, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any fund legally available therefor, and the Preferred Stock shall not be entitled to participate in any such dividends.

         5. Series A Preferred Stock. The respective rights, preferences and limitations of the shares of Series A Redeemable Preferred Stock are set forth in this Article 5.

                  A. Designation of Series and Number of Shares; Limitation on Future Issuance. There is hereby created a series of the Preferred Shares to be designated the "Series A Redeemable Preferred Stock" (the "Series A Preferred Stock"), which series shall consist of an aggregate of 404,576 shares, par value $0.0001 per share. Such Series A Preferred Stock may be subdivided into two subseries which may have different issuance dates, but which shall have identical terms in all other respects. The initial stated value of the Series A Preferred Stock shall be $98.87 per share (the "Initial Stated Value" and, as the same may by increased from time to time pursuant to Section 3 hereof, the "Stated Value"). The Corporation shall not increase the authorized number of shares of the Series A Preferred Stock from that set forth above.

                  B. Rank.

                           (a) The Series A Preferred Stock shall rank, with
respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, whether voluntary or involuntary, (i) except to the extent set forth in Section 3(b) hereof, senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"); (ii) on a parity with any other class of capital stock or series of preferred stock issued by the Corporation established by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities").
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                           (b) Except as permitted in this Section 2(b), no
payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Securities, whether voluntary or involuntary, shall be made directly or indirectly by the Corporation unless and until all the Series A Preferred Stock shall have been redeemed as provided for herein or otherwise reacquired by the Corporation. Notwithstanding the preceding sentence, the Corporation may purchase, redeem, retire or otherwise acquire shares of its Class A Common Stock pursuant to contractual commitments entered into prior to July 8, 1999, provided that the Corporation offers to simultaneously redeem, for cash at the then current Redemption Price (as defined in Section 5(a) hereof), shares of the Series A Preferred Stock having an aggregate Redemption Price equal to the aggregate amount to be paid by the Corporation for such purchase, redemption, retirement or other acquisition of Class A Common Stock. Such redemption option shall be offered on a pro rata basis to the holders of shares of each subseries of Series A Preferred Stock as of the date set for such redemption. In case fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  C. Dividends.

                           (a) The holders of shares of the Series A Preferred
Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Corporation legally available therefor, dividends in the amounts set forth below. Dividends shall be payable quarterly in arrears at an annual rate of 8% of the $98.87 Initial Stated Value of the Series A Preferred Stock (without giving effect to any increase in the Initial Stated Value pursuant to this Section 3(a)) on September 30, December 31, March 31 and June 30 of each year (each a "Dividend Payment Date") or, if any such date is not a Business Day, on the next succeeding Business Day, with respect to the quarterly dividend period beginning on the preceding July 1, October 1, January 1 and April 1, respectively, and ending on such Dividend Payment Date. Dividends shall be paid to the holders of record at the close of business on the record date specified by the Board of Directors at the time such dividend is declared. Dividends on the Series A Preferred Stock that are not paid in cash on the Dividend Payment Date for the dividend period to which they relate shall be deemed paid and satisfied in full by adding the amount thereof to the Stated Value of the Series A Preferred Stock. Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and will be deemed to accrue on a daily basis for purposes of determining accrued dividends payable upon redemption or upon the liquidation, dissolution or winding up of the Corporation. The initial dividend for the Series A Preferred Stock, payable on the first Dividend Payment Date, shall be pro-rated and shall accrue from the date such shares are first issued. All dividends paid with respect to the Series A Preferred Stock shall be paid ratably to the holders entitled thereto.

                           (b) No dividend or other distribution, other than
dividends payable solely in shares of Junior Securities, shall be declared, paid or set apart for payment on shares of Junior Securities unless and until all accrued and unpaid dividends, if any, on the Series A Preferred Stock from the most recent Dividend Payment Date to the date of such dividend or distribution shall have been paid, or declared and a sum of money sufficient for the payment thereof set apart. No dividends or other distributions, other than dividends or other distributions
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payable solely in shares of Parity Securities, shall be paid on any Parity
Securities except on dates on which dividends are paid on the Series A Preferred Stock. All cash dividends paid or declared and set apart for payment on the Series A Preferred Stock and any Parity Securities shall be paid or declared and set apart for payment pro rata so that the amount of cash dividend paid or declared and set apart for payment per share on the Series A Preferred Stock and the Parity Securities on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends on the Series A Preferred Stock from the most recent Dividend Payment Date to the date of such dividend or distribution, and accrued and unpaid dividends on the Parity Stock for all prior dividend periods to the date of such dividend or distribution, if any, bear to each other. Holders of the Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends as herein described.

                  D. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of shares of the Series A Preferred Stock will be entitled to payment, out of the assets of the Corporation available for distribution, of an amount equal to 100% of the Stated Value per share of Series A Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, on the Series A Preferred Stock from the most recent Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up, without interest, before any distribution is made on any Junior Securities, including without limitation Common Stock of the Corporation. After payment in full of the liquidation preferences as set forth in the preceding sentence, holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series A Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accrued and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation.

                  E. Redemption.

                           (a) Optional Redemption by the Corporation. In
addition to any redemption pursuant to Section 2(b) hereof, the Corporation shall have the right, at any time on or after the second anniversary of the original issuance of the Series A Preferred Stock, to redeem for cash, out of any source of funds legally available therefor, all, but not less than all, of the outstanding shares of Series A Preferred Stock, at a redemption price equal to 100% of the Stated Value per share on the redemption date plus all accrued dividends, if any, thereon from the most recent Dividend Payment Date to the redemption date (collectively, the "Redemption Price").
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                           (b) Procedure for Redemption. In the event that the
Corporation shall redeem shares of Series A Preferred Stock pursuant to Section 5(a) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 20 days nor more than 90 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the redemption date; (B) the number of shares of Series A Preferred Stock to be redeemed from such holder; (C) the Redemption Price; and (D) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

                           (c) Notice by the Corporation having been mailed as
provided in Section 5(b) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the Redemption Price, in which case such rights shall continue until the Redemption Price is paid), such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the applicable Redemption Price) shall cease. Upon surrender of the certificates for any shares to be redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price as aforesaid.

                  F. Voting Rights.

                           (a) General. The holders of record of shares of the
Series A Preferred Stock shall have no voting rights, except as hereinafter provided in this Section 6.

                           (b) Class Voting. So long as any shares of the
Corporation's Series A Preferred Stock are outstanding the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding shares of the Corporation's Series A Preferred Stock, voting or consenting separately as a class:

                                    (i) reduce or limit the voting rights of the
Series A Preferred Stock from those set forth herein;

                                    (ii) (A) reduce the par value of the Series
A Preferred Stock; (B) change the shares of the Series A Preferred Stock into a different number of shares of the Series A Preferred Stock or into the same or a different number of shares of any other class of the Corporation's capital stock; (C) change or abolish the designation or relative rights,
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preferences and limitations of the Series A Preferred Stock, including any provisions in respect of undeclared dividends (whether or not accrued) or the redemption of any shares of the Series A Preferred Stock; or (D) provide that the Series A Preferred Stock may be converted into any other class or series of the Corporation's capital stock; if in any of the foregoing cases such action would adversely affect holders of the Series A Preferred Stock.

                                    (iii) create any class of stock that by its
terms ranks senior to or on a parity with the Series A Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation; or

                                    (iv) merge or consolidate with or into one
or more other entities if both (A) the Series A Preferred Stock will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated entity or another entity, and (B) the certificate or articles of incorporation of the surviving or consolidated entity impose a limitation on or a change in the rights of the Series A Preferred Stock of the nature described in 6 (i), (ii) or
(iii) above).

                           (c) In any case in which the holders of Series A
Preferred Stock shall be entitled to vote, each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held.

                  G. Status of Acquired Shares. Shares of Series A Preferred Stock redeemed by the Corporation or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of capital stock, without designation as to series, and, subject to the other provisions hereof, may thereafter be issued.

                  H. Modification and Waiver. The Corporation may not, without the consent of each holder affected thereby, (a) reduce the Stated Value or liquidation preference of, or dividend on, the Series A Preferred Stock, (b) change the place or currency of payment of the Stated Value or liquidation preference of, or dividend on, the Series A Preferred Stock or (c) reduce the percentage of outstanding Series A Preferred Stock necessary to modify or amend the terms thereof or to grant waivers in respect thereto.

                  I. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof, unless to do so would contravene the present valid and legal intent of the Corporation and the initial purchaser of the Series A Preferred Stock.

         6. Incorporator. The name and mailing address of the sole incorporator is:

                           Shaun S. Fleming
                           Buchanan Ingersoll Professional Corporation
                           20th Floor, 301 Grant Street
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                           Pittsburgh, PA 15219

         7. Limitation of Liability.

                  A. A person serving as a Director of the Corporation shall not have any personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary obligations as a Director, provided that this limitation shall not apply to any liability of a Director (a) for any breach of the Director's duty of loyalty to the corporation or its stockholders;
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the unlawful payment of dividends or other acts giving rise to liability under Section 174 of the Delaware General Corporation Law, as amended; or (d) for any transaction from which the Director derived an improper personal benefit.

                  B. Any repeal or modification of the foregoing Section A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  C. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

         8. Indemnification

                  A. General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  B. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed
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action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  C. Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  D. Proceedings Initiated by any Person. Notwithstanding anything to the contrary contained in subsections (a) or (b) above, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board.

                  E. Procedure. Any indemnification under subsections (a) and
(b) above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of a quorum of the directors who are not parties to such action, suit or proceeding, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

                  F. Advancement of Expenses. Expenses (including attorneys' fees) incurred by a director or an officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in form and substance satisfactory to the Corporation by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation pursuant to this Article. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

                  G. Rights Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  H. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.

                  I. Definition of "Corporation". For purposes of this Article, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  J. Certain Other Definitions. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves service by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in this Article.

                  K. Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  L. Repeal or Modification. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                  M. Action Against Corporation. Notwithstanding any provisions of this Article to the contrary, no person shall be entitled to indemnification or advancement of expenses under this Article with respect to any action, suit or proceeding, or any claim therein, brought or made by him against the Corporation.

         9. By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws of the Corporation.